As filed with the Securities and Exchange Commission on June 30, 2004

Registration No. 333-91808

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INVERESK RESEARCH GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	43-1955097
(State of Incorporation)	(I.R.S. Employer
Identification No.)

11000 Weston Parkway
Cary, North Carolina 27513
(Address of Principal Executive Offices, Including Zip Code)

Inveresk Research Group, Inc. 2002 Stock Option and Incentive Compensation Plan
(as Amended and Restated as of May 4, 2004)
Inveresk Research Group, Inc. 2002 Non-Employee Directors Stock Option Plan
(Full Title of the Plans)

Walter S. Nimmo
Inveresk Research Group, Inc.
11000 Weston Parkway
Cary, North Carolina 27513
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Karl A. Roessner, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019-6118
(212) 878-8000

EXPLANATORY NOTE

The registrant’s stockholders’ approved several amendment to the registrant’s 2002 Stock Option Plan (the “Plan”) at the registrant’s annual meeting of stockholders held on May 4, 2004. The principal purpose of the amendments to the Plan was to provide for the granting of various forms of equity-based incentive compensation in addition to the stock options previously authorized. The amendments to the Plan did not increase the aggregate number of shares of the registrant’s common stock that may be issued pursuant to options or other awards granted under the Plan. Consistent with these amendments, the name of the Plan has been changed.

This Post-Effective Amendment is being filed (i) to reflect the change in the name of the 2002 Stock Option Plan (the new name is reflected on the cover page) and to file the amended and restated Plan as an exhibit, (ii) to provide that the shares covered by the Registration Statement include not only shares issuable upon exercise of stock options granted under the Plans, but also shares issuable pursuant to any of the various types of awards now authorized under the amended and restated Plan, and (iii) to update the reoffer prospectus originally filed as part of Post-Effective Amendment No. 1.

[FORM OF REOFFER PROSPECTUS]

PROSPECTUS

INVERESK RESEARCH GROUP, INC.

Up to 945,270 Shares of Common Stock

This prospectus relates to the public offering of up to 945,270 shares of our common stock, any of which shares may be offered from time to time by the selling stockholders listed under “Selling Stockholders.” The selling stockholders may offer the shares in amounts, at prices and on terms to be set forth in one or more prospectus supplements. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

Any shares offered pursuant to this prospectus will have been acquired by the selling stockholders upon the exercise of stock options issued under the Inveresk Research Group, Inc. 2002 Stock Option and Incentive Compensation Plan or the Inveresk Research Group, Inc. 2002 Non-Employee Directors Stock Option Plan.

The selling stockholders may sell these securities to or through underwriters, dealers or agents or directly to investors.

Our common stock is quoted on The Nasdaq Stock Market’s National Market under the symbol “IRGI.”

See “Risk Factors” beginning on page 3 to read about certain risks you should consider before buying our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 30, 2004

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates by reference forward-looking statements. When used in this prospectus or in any of the documents incorporated herein by reference, the terms “believe,” “anticipate,” “estimate,” “expect,” “seek,” “intend,” “could,” “will,” “predict,” “plan,” “potential,” “continue,” and “may” or other similar terminology, or the negative of these terms, are generally intended to identify “forward-looking statements.” Our forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. We discuss these factors in more detail elsewhere in this prospectus or in the documents incorporated by reference into this prospectus, including under the captions “Prospectus Summary”, “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” You should not place undue reliance on our forward-looking statements. We do not intend to update any of these factors or to publicly announce the result of any revisions to any of these forward-looking statements.

BUSINESS

     Unless otherwise indicated, all references to “Inveresk Research,” “Inveresk Research Group,” “we,” “us” and “our” refer to Inveresk Research Group, Inc. and its consolidated subsidiaries.

Our Business

     We are a leading provider of drug development services to companies in the pharmaceutical and biotechnology industries. Through our pre-clinical and clinical business segments, we offer a broad range of drug development services, including pre-clinical safety and pharmacology evaluation services, laboratory sciences services and clinical development services. We are one of a small number of drug development services companies currently providing a comprehensive range of pre-clinical and clinical development services on a worldwide basis. Our client base includes major pharmaceutical companies in North America, Europe and Japan, as well as many biotechnology and specialty pharmaceutical companies. We completed our initial public offering of common stock in July 2002.

     Pre-clinical Business. Our pre-clinical development business was established nearly 40 years ago, employs approximately 1,800 people and operates from two principal facilities, one located in Tranent, Scotland and the other in Montreal, Canada. This business segment provides pre-clinical safety and pharmacology evaluation services and laboratory sciences services (including clinical support services). Based upon net service revenue, we believe that we are the second largest provider of pre-clinical safety evaluation services in the world. Our pre-clinical business has a diverse client base, with no single client representing more than 10% of our net service revenue in 2003 or in 2002. More than 85% of the net service revenue from our pre-clinical business in 2002 and 2003 was generated from repeat clients.

     Clinical Business. Our clinical development business was established in 1988 and operates from 15 facilities located across the United States and Europe, employing approximately 1,000 people. This business segment conducts Phase I clinical trials and provides Phase II-IV clinical trials management services (including medical data sciences services and regulatory support). Our 62-bed clinic in Edinburgh, Scotland conducts a wide range of Phase I clinical trials and has completed an average of 11 first-in-man studies annually over the past five years. The global infrastructure of our clinical development business permits us to offer our clients multi-country Phase II-IV clinical trials, as well as smaller single-country projects.

Our Headquarters and Websites

     Our headquarters are located at 11000 Weston Parkway, Cary, North Carolina 27513. Our telephone number is (919) 460-9005. We maintain sites on the World Wide Web at www.inveresk.com and www.ctbr.com; however, the information found on our websites is not a part of this prospectus.

RISK FACTORS

     An investment in the common stock offered by this prospectus and any prospectus supplement involves a substantial risk of loss. You should carefully consider the risks described below and the other information contained in, or incorporated by reference in, this prospectus and any prospectus supplement, including our financial statements and the related notes, before you purchase any of our shares of common stock. Additional risks and uncertainties, including those generally affecting the market in which we operate or that we currently deem immaterial, may also impair our business. If any such risks actually materialize, our business, financial condition and operating results could be adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We could be adversely affected if the companies in the pharmaceutical and biotechnology industries to whom we offer our services reduce their research and development activities or reduce the extent to which they outsource pre-clinical and clinical development.

     We are a global provider of drug development services to pharmaceutical and biotechnology clients. As such, our ability to grow and win new business is dependent upon the ability and willingness of companies in the pharmaceutical and biotechnology industries to continue to spend on research and development at rates close to or at historical levels and to outsource the services we provide. We are therefore subject to risks, uncertainties and trends that affect companies in these industries. For example, we have benefited to date from the increasing tendency of pharmaceutical and biotechnology companies to outsource both small and large pre-clinical and clinical development projects. Any general downturn in the pharmaceutical or biotechnology industries, any reduction in research and development spending by companies in these industries or any expansion of their in-house development capabilities could have a material adverse effect on our business, financial condition and operating results.

We could be adversely affected by changes in government regulations.

     The process for approval of a drug candidate is subject to strict government regulation, especially in North America, Europe and Japan. Any material changes in government regulations, whether involving a relaxation or a strengthening of regulation, could adversely affect us. A relaxation in regulatory requirements or the introduction of simplified drug approval procedures, for instance, could have a material adverse effect on the demand for our services, which could adversely affect our business, financial condition and operating results. At the same time, an increase in regulatory requirements could require us to change the manner in which we conduct our operations or could require us to incur significant capital expenditures in order to effect those changes. Other changes in governmental regulations could result in a change in the type and amount of capital expenditures required to conduct our business and as a result could have a material adverse effect on our business, financial condition and operating results.

Our exposure to exchange rate fluctuations could adversely affect our results of operations.

     We derived approximately 80% of our consolidated net service revenue in 2003 from our operations outside of the United States, primarily from our operations in Canada and the United Kingdom, where significant amounts of our revenues and expenses are recorded in local (non-U.S.) currency. Our financial statements are presented in U.S. dollars. Accordingly, changes in currency exchange rates, particularly between the pound sterling, the Canadian dollar and the U.S. dollar, will cause fluctuations in our reported financial results, which fluctuations could be material.

     In addition, our contracts with our clients are frequently denominated in currencies other than the currency in which we incur expenses related to those contracts. This is particularly the case with respect to our Canadian operations, where our contracts generally provide for invoicing clients in U.S. dollars but our expenses are generally incurred in Canadian dollars. Where expenses are incurred in currencies other than those in which contracts are priced, fluctuations in the relative value of those currencies could have a material adverse effect on our results of operations.

We could be adversely affected by tax law changes in the United Kingdom or Canada.

     Our operations in the United Kingdom and Canada currently benefit from favorable corporate tax arrangements. We receive substantial tax credits in Canada from both the Canadian federal and Quebec governments and we benefit from tax credits and accelerated tax depreciation allowances in the United Kingdom. Any reduction in the availability or amount of these tax credits or allowances would be likely to have a material adverse effect on our profits or cash flow from either or both of our Canadian and United Kingdom operations.

The percentage of our income that we reserve for the payment of taxes may fluctuate significantly from period to period.

     We receive research and development tax credits in Canada and the United Kingdom. The size of these tax credits is dependent upon the amount of qualifying costs incurred in these jurisdictions and therefore the tax credits are not a constant percentage of our income before taxes. In addition, we expect to receive tax deductions equal to the gains made by United Kingdom employees on exercise of their stock options. These deductions will arise at the time of exercise of the options and will depend on the market price of our stock at the time of exercise. Because of these factors, our provision for income taxes expressed as a percentage of income before income taxes may fluctuate significantly from period to period.

Our quarterly operating results may vary, which could negatively affect the market price of our common stock.

     Certain of our operations have experienced, and may continue to experience, period-to-period fluctuations in net service revenue and results from operations. In addition, typically we generate a disproportionate amount of our net service revenue during the last three quarters of our fiscal year. We believe this results from the budgeting cycles of our pharmaceutical company clients, many of whom use the initial part of their fiscal year to establish their objectives for the year. Because we generate a large proportion of our revenue from services provided on the basis of an hourly recovery charge, our net service revenue in any period is directly related to the number of employees and the number of billable hours worked during that period. Our results of operations in any quarter can fluctuate depending upon, among other things, the number of weeks in the quarter, the number and nature of ongoing client engagements, the commencement, postponement and termination of engagements in the quarter, the mix of revenue, the extent of cost overruns, changes in the scope of our agreements with clients, employee hiring, holiday patterns, severe weather conditions, exchange rate fluctuations and other factors. We may also, in any given quarter, be required to make U.K. National Insurance contributions in connection with the exercise by certain of our U.K. resident employees of options issued prior to our initial public offering. We have only limited ability to compensate for periods of underutilization during one part of a fiscal period by augmenting revenues during another part of that period. We believe that operating results for any particular quarter are not necessarily a meaningful indication of the health of our business or of future results. Nonetheless, fluctuations in our quarterly operating results could negatively affect the market price of our common stock.

We depend on our senior management team, and the loss of any member of the team may adversely affect our business.

     We believe our success will depend on the continued employment of our senior management team. If one or more members of our senior management team were unable or unwilling to continue in their present positions, those persons could be difficult to replace and our business could be harmed. If any of our key employees were to join a competitor or to form a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own. Furthermore, clients or other companies seeking to develop in-house capabilities may hire away some of our senior management or key employees.

If we are unable to recruit and retain qualified personnel we may not be able to expand our business and remain competitive.

     Because of the specialized scientific nature of our business, we are highly dependent, in both our pre-clinical and clinical operations, upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnology fields. Therefore, although traditionally we have experienced a relatively low turnover in our staff, in the future we may not be able to attract and retain the qualified personnel necessary for the conduct and further development of our businesses. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, could have a material adverse effect on our ability to expand our businesses and remain competitive in the industries in which we participate.

If we are unable to attract suitable participants for the clinical trials of our clients, our clinical development business may suffer.

     One clinical development business is dependent upon our ability to recruit participants for the clinical trials we are managing. These clinical trials rely upon the ready accessibility and willing participation of volunteer subjects. These subjects generally include volunteers from the communities in which the studies are conducted. Although to date these communities have provided a substantial pool of potential subjects for research studies, there may not be a sufficient number of participants available with the traits necessary to conduct our clinical trials in the future. If multiple organizations are conducting similar trials and competing for participants, it could also make our recruitment efforts more difficult. If we are unable to attract suitable and willing participants on a consistent basis, it would have an adverse effect on the trials being managed by our clinical development business, which in turn could have a material adverse effect on our business.

Our contracts are generally terminable on little or no notice. Termination of a large contract for services or multiple contracts for services could adversely affect our revenue and profitability.

     In general, our agreements with clients provide that the client can terminate the agreements or reduce the scope of services under the agreements upon little or no notice. Clients may elect to terminate their agreements with us for various reasons, including:

• unexpected or undesired study results;

• inadequate patient enrollment or investigator recruitment;

• production problems resulting in shortages of the drug being tested;

• adverse patient reactions to the drug being tested; or

• the client’s decision to forego or terminate a particular study.

     If a client terminates its contract with us we are generally entitled under the terms of the contract to receive revenue earned to date as well as certain other costs. In both our pre-clinical and clinical businesses, cancellations of any large contract or simultaneous cancellation of multiple contracts could materially adversely affect our business, financial condition and operating results.

Because most of our clinical development net service revenue is from long-term fixed-fee contracts, we would lose money in performing these contracts if our costs of performing those contracts were to exceed the fixed fees payable to us.

     Because most of our clinical development net service revenue is from long-term fixed price contracts, we bear the risk of cost overruns under these contracts. If the costs of completing these projects exceed the fixed fees for these projects, for example if we underprice these contracts or if there are significant cost overruns under these contracts, our business, financial condition and operating results could be adversely affected.

     Although the majority of our contracts with our pre-clinical clients are also fixed price contracts, we typically have more flexibility under those contracts to adjust the price to be charged if we are asked to provide additional services. These contracts also tend to have shorter terms than our clinical contracts. Therefore, we have less risk of underpricing or incurring significant cost overruns under our pre-clinical contracts. However, if we did have to bear significant costs of underpricing or cost-overruns under our pre-clinical contracts, our business, financial condition and operating results could be adversely affected.

Our future profitability could be reduced if we incur liability for failure to properly perform our obligations under our contracts with our clients.

     We are liable to our clients for any failure to conduct their studies properly according to the agreed upon protocol and contract. If we fail to conduct a study properly in accordance with the agreed upon procedures, we may have to repeat the study at our expense, reimburse the client for the cost of the study and pay additional damages.

     At our Phase I clinic in Edinburgh, we study the effects of drugs on healthy volunteers. In addition, in our clinical business we, on behalf of our clients, contract with physicians who render professional services, including the administration of the substance being tested, to participants in clinical trials, many of whom are seriously ill and are at great risk of further illness or death as a result of factors other than their participation in a trial. As a result, we could be held liable for bodily injury, death, pain and suffering, loss of consortium, or other personal injury claims and medical expenses arising from a clinical trial.

     To reduce our potential liability, informed consent is sought from each participant in our Phase I-IV clinical trials and we obtain indemnity provisions in our contracts with clients. These indemnities generally do not, however, protect us against certain of our own actions such as those involving negligence or misconduct. Our business, financial condition and operating results could be materially and adversely affected if we were required to pay damages or incur defense costs in connection with a claim that is not indemnified, that is outside the scope of an indemnity or where the indemnity, although applicable, is not honored in accordance with its terms.

     We maintain errors and omissions professional liability insurance in amounts we believe to be appropriate. This insurance provides coverage for vicarious liability due to negligence of the investigators who contract with us, as well as claims by our clients that a clinical trial was compromised due to an error or omission by us. If our insurance coverage is not adequate, or if our insurance coverage does not continue to be available on terms acceptable to us, our business, financial condition and operating results could be materially and adversely affected.

Our clients retain us on an engagement-by-engagement basis, which reduces the predictability of our revenues and our profitability.

     Our clients generally retain us on an engagement-by-engagement basis. Costs of switching drug development services companies are not significant and after we complete a project for a client we do not know whether the same client will retain us in the future for additional projects. A client that accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. This makes it difficult for us to predict revenues and operating results. Since our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of engagements in progress, we may continue to incur costs and expenses based on our expectations of future revenues. This could have an adverse effect on our business, financial condition and operating results.

Our backlog is subject to reduction and cancellation and our failure to replace completed or cancelled backlog could reduce our future revenues and profitability.

     For our internal purposes, we periodically calculate backlog. Backlog represents the aggregate price of services where our clients have provided us with written evidence of their intention to proceed with a study. Our aggregate backlog at December 31, 2003 was approximately $285 million. Our backlog is subject to fluctuations and is not necessarily indicative of future backlog or revenues. Cancelled contracts are removed from backlog. Our failure to replace items of backlog that have been completed, reduced in scope or cancelled could result in lower revenues.

If we are unable to implement our business strategy effectively we may not be able to expand our business and compete effectively.

     A significant aspect of our business strategy for our pre-clinical operations is to increase the capacity and broaden the service capability of these operations through continued capital investment and, to a lesser extent, through strategic acquisitions. If we fail to implement our expansion strategy for our pre-clinical development operations successfully, we may not be able to grow or remain competitive in this area.

     A significant aspect of our business strategy for our clinical operations is to emphasize our scientific and medical input, to maximize the number of value-added services that we provide and, to a lesser extent, to grow through strategic acquisitions. If we are not successful in implementing this strategy we may not be able to expand our clinical trials operations or remain competitive in this area.

     In addition, any acquisitions we undertake in implementing our business strategy may involve a number of special risks, including:

• diversion of management’s attention;

• difficulties and expenses in connection with the acquisitions;

• potential failure to retain key acquired personnel;

• assumptions of unanticipated legal liabilities and other problems; and

• difficulties integrating systems, operations and corporate cultures.

     If appropriate acquisition opportunities are not available on terms and conditions acceptable to us, we may not be able to expand our businesses as planned. In the event that the operations of an acquired business do not meet our performance expectations, we may have to restructure the acquired business or write-off the value of some or all of the assets of the acquired business, which could have a material adverse effect on our financial results.

We could be adversely affected if we fail to comply with regulatory standards.

     Many of the regulations that govern the pre-clinical and clinical development services industries empower regulatory authorities to compel an entity conducting pre-clinical or clinical operations to cease all or a portion of its activities if it fails to comply with regulatory standards. If we fail to comply with any existing or future government regulations, our non-complying operations could be forced to cease operating, which could have a material adverse effect on our business, financial condition and operating results. Our failure to comply with regulatory standards could also result in the termination of ongoing research or the disqualification of data for submission to regulatory authorities, either of which could have a material adverse effect on our business, financial condition and operating results. For example, if we were to fail to verify that informed consent is obtained from patient participants in connection with a particular clinical trial, the data collected from that trial could be disqualified, and we could be required to redo the trial under the terms of our contract at no further cost to our client, but at substantial cost to us.

Risks Related to Our Industry

We compete in a highly competitive market and if we do not compete successfully our business could be seriously harmed.

     The competitive landscape for our two core businesses varies. Nevertheless, both businesses primarily compete with in-house departments of pharmaceutical companies, other drug development services organizations, universities and teaching hospitals.

     We believe we are the second largest provider of pre-clinical safety evaluation services in the world, based on net service revenue. Our primary pre-clinical competitor on a global basis is Covance, although we also face competition from publicly traded companies such as Charles River Laboratories, Life Sciences Research and MDS Pharma, as well as from a number of privately-held companies. Certain of these competitors are also expanding their pre-clinical operations.

     The clinical development services market is highly fragmented, with participants ranging from hundreds of small, limited-service providers to a few full service drug development services organizations with global operations. We believe we compete with a number of publicly traded companies, primarily Pharmaceutical Product Development, Covance, MDS Pharma, Parexel, ICON, SFBC and Kendle, as well as Quintiles and a number of other privately-held companies.

     In contrast to the pre-clinical drug development industry, the clinical drug development industry has few barriers to entry. Newer, smaller companies with specialty focuses, such as those aligned to a specific disease or therapeutic area, may compete aggressively against larger companies for clients.

     Increased competition might lead to price and other forms of competition that may adversely affect our operating results. Providers of outsourced drug development services compete on the basis of many factors, including the following:

• reputation for on-time quality performance;

• expertise, experience and stability;

• scope of service offerings;

• how well services are integrated;

• strength in various geographic markets;

• technological expertise and efficient drug development processes;

• ability to acquire, process, analyze and report data in a time-saving, accurate manner; and

• ability to manage large-scale clinical trials both domestically and internationally.

     We have traditionally competed effectively on the basis of the factors noted above, but we may not be able to continue to do so. If we fail to compete successfully, our business could be seriously harmed.

Health care industry reform could reduce or eliminate our business opportunities.

     The health care industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical and biotechnology industries. In recent years, several comprehensive health care reform proposals were introduced in the United States Congress. The intent of the proposals was, generally, to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While none of the proposals were adopted, the United States Congress may again address health care reform. In addition, foreign governments may also undertake health care reforms in their respective countries. Business opportunities available to us could decrease if the implementation of government health care reform adversely affects research and development expenditures by pharmaceutical and biotechnology companies.

Our business may be impaired by negative attention from special interest groups.

     Research activities with animals have been the subject of adverse attention, particularly in the United Kingdom. This has involved on-site protests and other demonstrations at facilities operated by certain of our competitors, clients and suppliers. Any negative attention or threats directed against our animal research activities in the future could impair our ability to operate our business efficiently and effectively. In addition, if regulatory authorities were to mandate a significant reduction in safety testing procedures which utilize laboratory animals (as has been advocated by certain groups), the impact upon our business would be negative. However, we believe that this is unlikely as there are currently no acceptable alternatives to animal testing which would provide the scientific information necessary to obtain regulatory approval for pharmaceuticals.

Other Risks That Could Affect Our Share Price

The market price of our shares of common stock could fluctuate significantly, and you may not be able to sell your common stock at a favorable price or at all.

     In recent years, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of specific companies. Wide fluctuations in the trading price or volume of our shares of common stock could be caused by many factors, including factors relating to our company or to investor perception of our company (including changes in financial estimates and recommendations by financial analysts who follow us) but also factors relating to (or relating to investor perception of) the drug development services industry, the pharmaceutical and biotechnology industries or the economy in general.

Future issuances of additional shares of common stock could affect our share price.

     We expect to seek out acquisition opportunities in order to support and enhance the growth of our business. Accordingly, we may issue our shares of common stock from time to time to raise capital or as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. If market participants believe any such acquisition is dilutive or otherwise unattractive, they may sell our shares and thereby cause our share price to fall.

We have implemented certain provisions that could make any change in our board of directors or in control of our company more difficult.

     Our certificate of incorporation, our bylaws and Delaware law contain provisions, such as provisions authorizing, without a vote of stockholders, the issuance of one or more series of preferred stock that could make it difficult or expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. We also have a staggered board of directors that makes it difficult for stockholders to change the composition of our board of directors in any one year. These anti-takeover provisions could substantially impede the ability of public stockholders to change our management and board of directors.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale pursuant to this prospectus of shares of our common stock by selling stockholders.

SELLING STOCKHOLDERS

     The shares offered pursuant to this prospectus will have been acquired by the selling stockholders upon the exercise of stock options issued under the Inveresk Research Group, Inc. 2002 Stock Option and Incentive Compensation Plan (formerly the 2002 Stock Option Plan) or the Inveresk Research Group, Inc. 2002 Non-Employee Directors Stock Option Plan. The following table shows, in each case as of May 31, 2004:

•	the name of each selling stockholder and his or her position with us;

•	how many shares the selling stockholder owns or has the right to acquire upon exercise of stock options (whether or not the options are currently exercisable), before giving effect to any sales of shares pursuant to this prospectus;

•	how many shares the selling stockholder can resell under this prospectus; and

•	assuming a selling stockholder sells all the shares that can be resold under this prospectus, how many shares the selling stockholder will own after completion of the offering.

     We may amend or supplement this prospectus from time to time in the future to update or change this list of selling stockholders and shares which may be resold, and we expect to do so whenever there is a change in the composition of our board of directors or service management team.

SHARES
	BENEFICIALLY		NUMBER OF	PERCENTAGE OF
	OWNED OR	SHARES WHICH	SHARES	SHARES
	SUBJECT TO	MAY BE SOLD	BENEFICIALLY	BENEFICIALLY
SELLING	OPTIONS PRIOR	UNDER THIS	OWNED	OWNED
STOCKHOLDER	TO OFFERING[1]	PROSPECTUS	AFTER OFFERING	AFTER OFFERING[2]
Walter S. Nimmo
Chief Executive
Officer, President and
Chairman of the Board
of Directors	1,329,019	212,153	1,116,866	2.92%

[1]	Comprises all shares beneficially owned by each named selling stockholder plus all the shares the selling stockholder is entitled to acquire under the stock options held by the selling stockholder as of the date of this prospectus, whether or not the stock options are, or in the next 60 days will be, exercisable.

[2]	Calculated based on the number of shares issued and outstanding on May 31, 2004 plus the number of shares issuable upon exercise of all the named selling stockholder’s outstanding stock options (whether or not currently exercisable), but without giving effect to the exercise of any other stockholder’s stock options.

	SHARES
	BENEFICIALLY		NUMBER OF	PERCENTAGE OF
	OWNED OR	SHARES WHICH	SHARES	SHARES
	SUBJECT TO	MAY BE SOLD	BENEFICIALLY	BENEFICIALLY
SELLING	OPTIONS PRIOR	UNDER THIS	OWNED	OWNED
STOCKHOLDER	TO OFFERING[1]	PROSPECTUS	AFTER OFFERING	AFTER OFFERING[2]
D.J. Paul E. Cowan
Chief Financial
Officer, Treasurer and
Secretary	198,000	198,000	—	*
Michael F. Ankcorn
Group Executive Vice
President	176,490	176,490	—	*
Alastair S. McEwan
Group Executive Vice
President	247,663	82,000	165,663	*
Nicholas J. Thornton
Group Executive Vice
President	197,610	70,000	127,610	*
Brian Bathgate
Group Executive Vice
President	177,656	105,793	71,863	*
Roland Boyd
Group Financial
Controller	38,334	38,334	—	*
John Urquhart
Vice Chairman of the
Board of Directors	594,456	10,000	49,456	*
Vanessa C.L. Chang
Director	17,500	17,500	—	*
John T. Henderson
Director	18,500	17,500	1,000	*
S. Louise McCrary
Director	17,500	17,500	—	*

*	Less than one percent.

PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders and their respective pledgees, donees, transferees or other successors in interest with respect to those shares.

     The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Their sales may be made at prices based on the prices at which our shares are traded on The Nasdaq Stock Market. The selling stockholders also may sell their shares in negotiated transactions, including pursuant to one or more of the following methods:

•	purchases by a broker-dealer as principal and resale by that broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

•	in privately negotiated transactions.

In connection with distributions of the shares or otherwise, the selling stockholders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell the shares short and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; or

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

     Some of the preceding actions may not be available to the selling stockholders to the extent they remain our directors or executive officers.

     In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and his affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth:

• the number of shares being offered;

• the terms of the offering, including the name of any underwriter, dealer or agent;

• the purchase price paid by any underwriter;

• any discount, commission and other underwriter compensation;

• any discount, commission or concession allowed or reallowed or paid to any dealer; and

• the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We intend to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the time when all of the shares covered by this prospectus have been disposed of pursuant to the registration statement or (ii) the time when any remaining shares may be sold without further restriction or limitation under Rule 144 of the Securities Act.

LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

     The consolidated financial statements of Inveresk Research Group, Inc. for the year ended December 31, 2003, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in our Form 10-K for the year ended December 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statements of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-8 with the Securities and Exchange Commission with respect to the shares of common stock that may be offered pursuant to this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. You should refer to the registration statement, including its exhibits, for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit. In addition, we are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, the “Exchange Act”, and in accordance therewith, we file periodic reports, proxy statements and other materials with the Securities and Exchange Commission. Copies of the registration statement, including the related exhibits, as well as the reports, proxy statements and other materials filed by us, are available for examination without charge at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission’s Midwest Regional Office at 175 West Jackson Boulevard, Suite 900, Chicago IL, 60604 or the Northeast Regional Office at 233 Broadway, New York, NY 10279 or on the website of the Securities and Exchange Commission at http://www.sec.gov. Copies of all or a portion of the registration statement and our other filings can be obtained from the Public Reference Room of the Securities and Exchange Commission upon payment of prescribed fees, and materials on the operation of the Public Reference Room may be obtained by calling the Commission at (800) SEC-0330. You can also obtain copies of our filings with the Securities and Exchange Commission, free of charge, through our website at www.inveresk.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the Commission will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

     We filed the following documents with the Commission (File No. 000-49765) under the Exchange Act and incorporate them by reference into this prospectus:

•	The description of our common stock contained in our registration statement on Form S-1 (File No. 333-85356) as declared effective by the Commission on June 27, 2002 and incorporated by reference into Item 1 of our Form 8-A (File No. 000-49765) filed with the Commission on April 29, 2002 pursuant to Section 12(g) of the Exchange Act, including all amendments and reports filed for the purpose of updating such description;

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2004;

•	Our Current Reports on Form 8-K filed on March 9, 2004;

•	Our Current Reports on Form 8-K filed on April 2, 2004; and

•	Our Current Report on Form 8-K filed on May 6, 2004.

     Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents.

     Any statement contained in this prospectus or in any document incorporated, or deemed to be incorporated, by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and the related registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished by us on Form 8-K that, pursuant to and in accordance with the rules and regulations of the Commission, is not deemed “filed” for purposes of the Exchange Act.

     You can obtain any of our filings incorporated by reference into this prospectus from us or from the Commission on the Commission’s website at the address listed above. We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of these filings or portions of these filings by writing or telephoning:

Martha Boyd
Secretary and General Counsel
Inveresk Research Group, Inc.
11000 Weston Parkway
Cary, NC 27513
(919) 460-9005

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     We incorporate by reference into this registration statement the following documents which we previously filed with the Securities and Exchange Commission:

•	The description of our common stock contained in our registration statement on Form S-1 (File No. 333-85356) as declared effective by the Commission on June 27, 2002 and incorporated by reference into Item 1 of our Form 8-A (Commission File No. 000-49765) filed with the Commission on April 29, 2002 pursuant to Section 12(g) of the Exchange Act, including all amendments or reports filed for the purpose of updating such description;

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2004;

•	Our Current Reports on Form 8-K filed on March 9, 2004;

•	Our Current Reports on Form 8-K filed on April 2, 2004; and

•	Our Current Report on Form 8-K filed on May 6, 2004.

     All documents that we file in accordance with Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered by this registration statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and will be a part hereof from the date of filing of such documents. If any document that we file changes anything said in this registration statement or in an earlier document that is incorporated into this registration statement, the later document will modify or supersede what is said in this registration statement or the earlier document. Nothing in this Item 3 shall be deemed to incorporate information furnished by us on Form 8-K (pursuant to the requirements of Regulation FD or otherwise) that, pursuant to and in accordance with the rules and regulations of the Commission, is not deemed “filed” for purposes of the Exchange Act.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Our Amended and Restated Certificate of Incorporation and By-laws require us to indemnify our directors and officers from and against any and all expenses, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law, to the fullest extent permitted by such law.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending or completed suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action.

     A corporation may indemnify against expenses (including attorneys’ fees) and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of such suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which such action was brought determines that the person is reasonably entitled to indemnity for expenses.

     Section 145 of the Delaware General Corporation Law further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses (including attorneys’ fees) actually and reasonably incurred by him or her.

     The indemnification provided for by Section 145 of the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders, vote of disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such persons.

     We also maintain directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     The following documents are filed with or incorporated by reference in this registration statement:

Exhibit No.	Description
4.1	Form of Common Stock Certificates (incorporated by reference to Exhibit 4.1 of our registration statement on Form S-1 (Commission File No. 333-83536)).

4.2	Inveresk Research Group, Inc. 2002 Stock Option and Incentive Compensation Plan (as Amended and Restated as of May 4, 2004).

4.3	Inveresk Research Group, Inc. 2002 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.15 of our registration statement on Form S-1 (Commission File No. 333-83536)).

5.1	Opinion of Clifford Chance US LLP.*

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Clifford Chance US LLP (included in Exhibit 5.1).

24.1	Power of Attorney.*

* Previously Filed

Item 9. Undertakings

     (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for a filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on June 30, 2004.

INVERESK RESEARCH GROUP, INC.
By:	/s/ WALTER S. NIMMO
Walter S. Nimmo
President, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Walter S. Nimmo and Paul Cowan, or either one of them acting alone, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in his or her name and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(a) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Name and Signature	Title	Date

/s/ WALTER S. NIMMO	President, Chief Executive Officer and Chairman of	June 30, 2004
the Board of Directors (Principal Executive Officer)
Walter S. Nimmo

*	Chief Financial Officer (Principal Financial Officer	June 30, 2004
and Principal Accounting Officer)
Paul Cowan

/s/ ROLAND W. BOYD	Company Controller	June 30, 2004

Roland W. Boyd

*	Vice Chairman of the Board of Directors	June 30, 2004

John Urquhart

/s/ VANESSA C.L. CHANG	Director	June 30, 2004

Vanessa C.L. Chang

*	Director	June 30, 2004

John T. Henderson

*	Director	June 30, 2004

S. Louise McCrary

/s/ WALTER S. NIMMO		June 30, 2004

Walter S. Nimmo Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Common Stock Certificates (incorporated by reference to Exhibit 4.1 of our registration statement on Form S-1 (Commission File No. 333-83536)).

4.2	Inveresk Research Group, Inc. 2002 Stock Option and Incentive Compensation Plan (as Amended and Restated as of May 4, 2004).

4.3	Inveresk Research Group, Inc. 2002 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 10.15 of our registration statement on Form S-1 (Commission File No. 333-83536)).

5.1	Opinion of Clifford Chance US LLP.*

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Clifford Chance US LLP (included in Exhibit 5.1).

24.1	Power of Attorney.*

* Previously Filed